As filed with the Securities and Exchange Commission on March 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

LEGGETT & PLATT, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Missouri	44-0324630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1 Leggett Road Carthage, Missouri	64836
(Address of Principal Executive Offices)	(Zip Code)

LEGGETT & PLATT, INCORPORATED

2005 Executive Stock Unit Program

(Full Title of the Plan)

JOHN G. MOORE

Senior Vice President – Chief Legal & HR Officer and Secretary

Leggett & Platt, Incorporated

No. 1 Leggett Road, Carthage, Missouri 64836

(Name and address of agent for service)

(417) 358-8131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
ESUP Deferred Compensation Obligations (including Participant and Company Contributions into Diversified Investment Accounts) (1)	$20,000,000(3)	100%	$20,000,000	$2,014
ESUP Deferred Compensation Obligations (including Stock Units, convertible into Common Stock, par value $.01 per share) (1)	N/A(4)	N/A	N/A	N/A
Common Stock, par value $.01 per share	N/A(4)	N/A	N/A	N/A

(1)	The ESUP Deferred Compensation Obligations are unsecured obligations of Leggett & Platt, Incorporated to pay deferred compensation in the future in accordance with the terms of the Leggett & Platt, Incorporated 2005 Executive Stock Unit Program, amended and restated, effective February 23, 2016.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional Stock Units and shares of Common Stock, as may be issuable pursuant to the anti-dilution provisions of the 2005 Executive Stock Unit Program and the Flexible Stock Plan, under which Stock Units and shares of Common Stock may be issued, in order to prevent dilution resulting from stock dividends, stock splits, recapitalizations or other similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per unit.
(4)	The underlying shares of Common Stock and Stock Units have been registered, and the appropriate registration fee paid, pursuant to the Registration Statement on Form S-8 (File No. 333-203992) relating to the Leggett & Platt, Incorporated Flexible Stock Plan. As a result, no additional registration fee is required to be paid on the shares of Common Stock and Stock Units.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents listed in (a) through (d) below, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Leggett & Platt, Incorporated’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2015 filed February 25, 2016 (SEC File No. 001-07845);

(b) The Company’s Current Reports on Form 8-K filed February 27, March 26, May 7, May 8 and August 17, 2015, and January 5, January 7 and February 29, 2016 (SEC File No. 001-07845);

(c) Portions of our definitive proxy statement on Schedule 14A that are deemed “filed” with the Commission under the Exchange Act (filing date March 25, 2015) (SEC File No. 001-07845); and

(d) The description of the Company’s Common Stock contained in the Company’s Form 8-A dated June 5, 1979, as amended on Form 8 dated May 10, 1984 and as updated on Form 8-K filed February 18, 2009, including any amendments or reports filed for the purpose of updating such description (SEC File No. 001-07845).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The following description of the 2005 Executive Stock Unit Program, as amended and restated, effective February 23, 2016 (“ESU Program”) and the ESU Program Deferred Compensation Obligations (“ESUP Obligations”) registered hereunder are qualified by reference to the ESU Program filed February 25, 2016 as Exhibit 10.15 to the Company’s Form 10-K.

ESUP Deferred Compensation Obligations.

General. Under the ESU Program, established pursuant to the Company’s Flexible Stock Plan, the Company will provide a select group of management and/or highly compensated employees the opportunity to make pre-tax deferrals above certain thresholds of a specified percentage of their cash compensation. The ESU Program is a non-qualified deferred compensation plan. The Company is obligated to pay the ESUP Obligations to participants in the future in accordance with the terms of the ESU Program.

The ESUP Obligations consist of (a) Diversified Investment Accounts (the value of which will mirror certain investment media selected by the participant); and (b) Stock Accounts (consisting of Company Stock Units convertible into shares of Company Common Stock, par value $.01 per share, on a one-to-one basis). The ESUP Obligations will be general unsecured obligations of the Company and will rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time. The Company is under no obligation to fully fund the ESUP Obligations.

An employee’s right to the ESUP Obligations cannot be transferred, assigned or otherwise encumbered. The ESUP Obligations may not be seized by any creditor of the participant or his designated beneficiary, or transferred by operation of law in the event of bankruptcy, insolvency or death. However, the ESUP Obligations may be transferred to a designated beneficiary or personal representative upon death.

ESUP Obligations will be distributed to participants after retirement, death, disability or termination of the participant in accordance with the ESU Program. Participants may elect to receive payment all at once or in annual installments for up to 15 years. Upon settlement of the ESUP Obligations, the Company may withhold Common Stock or cash, whichever is applicable, in an amount required to satisfy applicable tax laws. The Flexible Stock Plan Committee may authorize the immediate distribution of the ESUP Obligations in the event of an Unforeseeable Emergency, as defined in the ESU Program, as permitted by Section 409A of the Internal Revenue Code. In addition, the Committee may terminate and liquidate the ESU Program within 30 days preceding, or 12 months after, a Change in Control, as defined in the ESU Program.

The ESUP Obligations are not subject to redemption, in whole or in part, prior to distribution through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the ESU Program at any time, except that no such amendment or termination may adversely affect the right of the participant to distribution of the ESUP Obligations previously credited to his accounts.

ESUP Obligation – Diversified Investment Accounts. Participant contributions, made through payroll deductions of up to 10% of cash compensation, will be credited to a Diversified Investment Account established for the participant. The Company will make premium contributions to the Diversified Investment Accounts equal to 17.65% of the participant’s contribution.

The Diversified Investment Account balance will vest at the time the participant would have been entitled to receive the cash compensation but for the election to defer.

A participant’s Diversified Investment Account balance will be adjusted to mirror the investment experience, whether positive or negative, of the diversified investment media selected by the participant. Participants may change investment elections in the Diversified Investment Accounts, but cannot purchase Company Common Stock or Stock Units in these accounts. The Diversified Investment Accounts consist of various mutual funds and retirement target funds.

The Diversified Investment Account balance will be settled in cash.

ESUP Obligation – Stock Accounts. The Company makes a 50% matching contribution of participant contributions at the same time participant’s contributions are made, and, if certain earnings objectives are met, makes an additional matching contribution, up to 50% of participant contributions, to acquire Company Stock Units at a 15% discount to market. The Company also makes dividend equivalent contributions to acquire Company Stock Units at a 15% discount to market at the time Company dividends on its Common Stock, if any, are paid.

A Stock Unit is the award of a right to receive the market value of one share of Common Stock. A participant will have no rights as a shareholder with respect to the Stock Units until the underlying shares are issued to him. In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Company Common Stock, the number of Stock Units will be appropriately adjusted.

If a participant has a Separation of Service, as defined in the ESU Program, and has less than five years of vesting service, he forfeits Stock Units credited to his account resulting from Company contributions.

Although the Company intends to settle all Stock Units in Company Common Stock on a one-to-one basis (less required withholding tax), it reserves the right to distribute the balance in cash.

Stock Units in the ESU Program may not be diversified.

Common Stock

The Common Stock of the Company is registered under Section 12(b) of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5.	Interests of Named Experts and Counsel.

John G. Moore, Senior Vice President – Chief Legal & HR Officer and Secretary of the Company, has rendered an opinion as to the legality of the Company’s ESUP Obligations, including Stock Units and Common Stock being registered hereby. Mr. Moore is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans, owns shares of Company Common Stock, and owns units convertible into, shares of Company Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Company is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of that section. The insurance or other arrangement, including a trust fund, self-insurance, letters of credit, guaranty or security arrangement, may be procured within the corporation or with any insurer or other person deemed appropriate by the board of directors. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

The Company’s restated articles of incorporation, as amended, and bylaws generally provide that each person who was or is a director or officer of the corporation shall be indemnified by the corporation as a matter of right to the fullest extent permitted or authorized by applicable law and as otherwise provided in its restated articles of incorporation. For this purpose, “applicable law” generally means Section 351.355 of the GBCL, including any amendments since May 7, 1986, but only to the extent such amendment permits the corporation to provide broader indemnification rights. The Company’s bylaws also provide that each person who was or is an employee or agent of the corporation, or who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise may, at the discretion of the board of directors, be indemnified by the corporation to the same extent as provided in the bylaws for directors and officers. The Company’s restated articles of incorporation also provide that the indemnification and other rights provided by the restated articles of incorporation will not be deemed exclusive of any other rights to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the corporation is specifically authorized to provide such indemnification and other rights by any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Company has a similar provision in its bylaws.

The Company’s restated articles of incorporation provide that expenses incurred by any person who was or is a director or officer in defending generally any proceeding (including those by or in the right of the Company) shall be promptly advanced by the Company when so requested at any time, but only if the requesting person delivers to the Company an undertaking to repay to the Company all amounts so advanced if it should ultimately be determined that the requesting person is not entitled to be indemnified under the Company’s restated articles of incorporation, bylaws, state law or otherwise. The Company has a similar provision in its bylaws.

In addition, the Company has entered into indemnification agreements, approved by its shareholders, with its directors and executive officers. Pursuant to those agreements, the Company has agreed to indemnify and hold harmless each indemnitee to the fullest extent permitted or authorized by applicable law. For this purpose, “applicable law” generally means Section 351.355 of the GBCL, including any amendments since May 7, 1986, but only to the extent such amendment permits the corporation to provide broader indemnification rights. In addition, the Company has agreed to further indemnify and hold harmless each such party who was or is a party or is threatened to be made party to any proceeding, including any proceeding by or in the right of the Company, by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request or on the behalf of the Company as a director, officer, employee or agent of another enterprise or by reason of anything done or not done by him or her in any such capacities. However, under these agreements, the Company will not provide indemnification: (i) for amounts indemnified by the Company outside of the agreement or paid pursuant to insurance; (ii) in respect of remuneration paid to indemnitee if determined finally that such remuneration was in violation of law; (iii) on account of any suit for any accounting of profits pursuant to

Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state or local law; (iv) on account of indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (v) if a final adjudication shall determine that such indemnification is not lawful.

The Company’s restated articles of incorporation provide that the corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its restated articles of incorporation. This insurance may provide broader coverage for such individuals than may be required by the provisions of the restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the restated articles of incorporation, as amended, the bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the restated articles of incorporation, as amended, the bylaws and any pertinent agreements.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Company as of May 13, 1987; Amendment, dated May 12, 1993; and Amendment, dated May 20, 1999 filed March 11, 2004 as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, are incorporated by reference. (SEC File No. 001-07845)

3.2	Bylaws of the Company, as amended through November 3, 2015, filed November 4, 2015 as Exhibit 3.2 to the Company’s Form 10-Q, are incorporated by reference. (SEC File No. 001-07845)

4.1	Article III of the Company’s Restated Articles of Incorporation, as amended, filed as Exhibit 3.1 hereto, is incorporated by reference.

4.2	The Company’s 2005 Executive Stock Unit Program, as amended and restated, effective February 23, 2016, filed February 25, 2016 as Exhibit 10.15 to the Company’s Form 10-K for the year ended December 31, 2015, is incorporated by reference. (SEC File No. 001-07845)

4.3	The Company’s Flexible Stock Plan, amended and restated, effective as of May 5, 2015, filed March 25, 2015 as Appendix A to the Company’s Proxy Statement on Schedule 14A, is incorporated by reference. (SEC File No. 001-07845)

5*	Opinion of John G. Moore, Senior Vice President – Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of John G. Moore, Senior Vice President – Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated (included in Exhibit 5).

24*	Power of Attorney.

*	Denotes filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on the 10th day of March, 2016.

LEGGETT & PLATT, INCORPORATED
By:	/s/ JOHN G. MOORE
John G. Moore
Senior Vice President – Chief Legal & HR Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KARL G. GLASSMAN	President and Chief Executive Officer and Director	March 10, 2016
Karl G. Glassman	(Principal Executive Officer)

/s/ MATTHEW C. FLANIGAN Matthew C. Flanigan	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	March 10, 2016

/s/ TAMMY M. TRENT	Vice President and Chief Accounting Officer	March 10, 2016
Tammy M. Trent	(Principal Accounting Officer)

ROBERT E. BRUNNER*	Director
Robert E. Brunner

ROBERT G. CULP, III*	Director
Robert G. Culp, III

R. TED ENLOE, III*	Director
R. Ted Enloe, III

MANUEL A. FERNANDEZ*	Director
Manuel A. Fernandez

RICHARD T. FISHER*	Director
Richard T. Fisher

JOSEPH W. MCCLANATHAN*	Director
Joseph W. McClanathan

JUDY C. ODOM*	Director
Judy C. Odom

PHOEBE A. WOOD*	Director
Phoebe A. Wood

*By:	/s/ JOHN G. MOORE	March 10, 2016
John G. Moore
Attorney-in-Fact Under Power-of-Attorney Dated February 24, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Company as of May 13, 1987; Amendment, dated May 12, 1993; and Amendment, dated May 20, 1999 filed March 11, 2004 as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, are incorporated by reference. (SEC File No. 001-07845)

3.2	Bylaws of the Company, as amended through November 3, 2015, filed November 4, 2015 as Exhibit 3.2 to the Company’s Form 10-Q, are incorporated by reference. (SEC File No. 001-07845)

4.1	Article III of the Company’s Restated Articles of Incorporation, as amended, filed as Exhibit 3.1 hereto, is incorporated by reference.

4.2	The Company’s 2005 Executive Stock Unit Program, as amended and restated, effective February 23, 2016, filed February 25, 2016 as Exhibit 10.15 to the Company’s Form 10-K for the year ended December 31, 2015, is incorporated by reference. (SEC File No. 001-07845)

4.3	The Company’s Flexible Stock Plan, amended and restated, effective as of May 5, 2015, filed March 25, 2015 as Appendix A to the Company’s Proxy Statement on Schedule 14A, is incorporated by reference. (SEC File No. 001-07845)

5*	Opinion of John G. Moore, Senior Vice President – Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of John G. Moore, Senior Vice President – Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated (included in Exhibit 5).

24*	Power of Attorney.

*	Denotes filed herewith.